Exhibit 1
                                                                       ---------


                                   UNDERTAKING

         THIS UNDERTAKING (the "Undertaking") is made and entered into as of this 18th day of January 2002 by TPG Partners, L.P., a Delaware limited partnership, TPG Parallel I L.P., a Delaware limited partnership, and Air Partners II, L.P., a Texas limited partnership (collectively, the "TPG Entities") and America West Holdings Corporation, a Delaware corporation (the "Company"), for the benefit of the Air Transportation Stabilization Board (the "ATSB").

                                    RECITALS

         WHEREAS, the TPG Entities are the beneficial owners of an aggregate of nine hundred forty-one thousand four hundred thirty-one (941,431) shares (the "TPG Shares") of Class A Common Stock, par value $0.01 per share (the "Class A Common"), of the Company;

         WHEREAS, the ATSB is entering into a Guarantee Agreement of even date herewith for the benefit of the Company's subsidiary, America West Airlines, Inc. (the "Guarantee");

         WHEREAS, the Company is issuing to the ATSB that certain warrant of even date herewith (the "Warrant") to purchase eighteen million seven hundred fifty thousand (18,750,000) shares (as adjusted pursuant to the terms of the Warrant, the "Warrant Shares") of the Class B Common Stock, par value $0.01 per share (the "Class B Common") of the Company; and

         WHEREAS, the ATSB has required the execution and delivery of this Undertaking as a condition to entering into the Guarantee.

         NOW, THEREFORE, in consideration of these premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the TPG Entities agree as follows:

1.       REPRESENTATIONS.

         The TPG Entities jointly and severally represent and warrant that:

         (i) the TPG Entities are the beneficial owners of the TPG Shares, which represent all of the outstanding shares of Class A Common of the Company;

         (ii) each TPG Entity is duly organized, validly existing and in good standing under the laws of the state of its formation;

         (iii) the execution, delivery and performance by each TPG Entity of this Undertaking and the consummation of the transactions contemplated hereby:
(a) are within the powers of each TPG Entity and have been duly authorized by all necessary partnership action on the part of the TPG Entities and all necessary corporate action on the part of any general partner of any TPG Entity or any general partner thereof; (b) do not contravene the constituent documents of any TPG Entity or any law, rule, regulation or administrative or court order binding on or affecting any TPG Entity or its property; and (c) do not conflict with or constitute a breach of, or default under, or result in the creation or imposition of any lien, charge or encumbrance upon any property or assets of any TPG Entity pursuant to any contract, indenture, mortgage, loan agreement, note or other instrument to which any TPG Entity is a party or by which any TPG Entity may be bound or to which the assets of any TPG Entity may be subject;

         (iv) this Undertaking constitutes a valid and binding obligation of each TPG Entity, enforceable against it in accordance with its terms, except as the enforceability thereof may be subject to or limited by bankruptcy, insolvency, reorganization, arrangement, moratorium or other similar laws relating to or affecting the rights of creditors generally and general principles (whether applied in an action at law or a suit in equity); and

         (v) no authorization, approval, consent or order of any court or governmental authority or agency or any other person or entity is required in connection with the execution and delivery by any TPG Entity of this Undertaking or its performance hereunder.

2.       RESTRICTIONS AGAINST TRANSFER.

         During the term of this Undertaking, the TPG Entities shall not assign, transfer, sell or otherwise dispose of, directly or indirectly, any TPG Shares, other than pursuant to or in connection with a transaction or series of related transactions in which the holders of all outstanding shares of the Class B Common are entitled to participate with respect to all shares of Class B Common in such transaction or series of related transactions and the holders of greater than fifty percent (50%) of the Company's Class B Common then outstanding either
(i) vote their shares of Class B Common in favor of such transaction or series of related transactions or (ii) tender their shares of Class B Common for sale in such transaction or series of related transactions; provided, however, that nothing herein shall be deemed to require that the form or amount of consideration payable for the shares of Class B Common be the same as the form or amount of consideration payable to the TPG Entities for the TPG Shares. For purposes of determining whether the holders of greater than fifty percent (50%) of the outstanding Class B Common have voted in favor of the transaction or series of related transactions or tender their shares in such transaction or series of related transactions, if the ATSB consents in writing to the transaction or series of related transactions, the actual number of outstanding shares of Class B Common shall be deemed to be outstanding, and if the ATSB does not consent in writing to the transaction or series of related transactions, the number of outstanding shares deemed to be outstanding shall equal the sum of the actual number of shares outstanding plus the number of shares issuable upon exercise of the Warrant. The closing of any transaction or series of related transactions shall be simultaneous for the TPG Shares and any shares of Class B Common. The TPG Entities agree that the Company may instruct its transfer agent to impose transfer restrictions on the TPG Shares to enforce the provisions of this Agreement.

3.       AGREEMENT OF THE COMPANY.

         The Company agrees to take all commercially reasonable actions not to permit any transfer by any TPG Entity, which does not comply with the provisions of Section 2 and 4 hereof.

4.       EXEMPT TRANSFERS.

         Notwithstanding the foregoing but subject to the further provisions of this Section 4, the restriction against transfer set forth in Section 2 above shall not apply to (i) any transfer by a TPG Entity to an affiliate (as defined below), (ii) any transfer by a TPG Entity, which is a limited or general partnership, limited liability company or similar entity, by way of a distribution to any or all of its partners or former partners or member or former members, (iii) any transfer without consideration to any descendants or spouse of a person to whom a transfer is permitted by clauses (i) or (ii) above or to trusts for the benefit such descendants or spouse, (iv) any transfer by a TPG Entity to the Company and (v) any conversion by a TPG Entity of the TPG Shares into shares of Class B Common and any subsequent transfer of such shares of Class B Common; provided that in the event of any transfer made pursuant to clauses (i), (ii) or (iii) above, (A) the TPG Entity shall inform the Company and the ATSB of such transfer prior to effecting it and (B) as a condition to any such transfer, the transferee(s) shall enter into a written agreement to be bound by and comply with all provisions of this Undertaking, as if it were an original signatory hereunder. Such transferred TPG Shares shall remain "TPG Shares" hereunder, and such transferee shall be treated as a "TPG Entity" for purposes of this Undertaking (including Section 3 hereof). An "affiliate" of a TPG Entity is a person or entity that directly or indirectly through one or more intermediaries controls, is controlled by, or is under common control with such TPG Entity. None of the TPG Entities shall pledge or otherwise encumber any of the TPG Shares unless the conditions set forth in clauses (A) and (B) above are satisfied.

5.       MISCELLANEOUS.

         5.1 Governing Law. This Undertaking shall be governed by and construed under the laws of the State of New York as applied to agreements among New York residents entered into and to be performed entirely within New York, provided that the rights of the ATSB hereunder shall be governed and construed in accordance with Federal law, if and to the extent such Federal law is applicable, and otherwise in accordance with the laws of the State of New York.

         5.2 Amendment and Waiver. Any provision of this Undertaking may be amended and the observance thereof may be waived (either generally or in a particular instance and either retroactively or prospectively), or this Undertaking terminated, only by the written consent of (i) with respect to rights of the ATSB (and its successors and assigns), only by the ATSB (and its successors and assigns) and (ii) with respect to rights of the TPG Entities, only by TPG Partners, L.P. To the extent that the Warrant becomes exercisable for shares other than shares of Class B Common or the shares of Class A Common are changed or reclassified into, or exchanged for other shares of the Company or any other issuer (other than shares of Class B Common or shares of the same security that the shares of Class B Common are changed or reclassified into or exchanged for) as a result of any reclassification, reorganization, merger, consolidation or other corporate transaction, the TPG Entities shall be subject to such undertakings and agreements with respect to such other shares and the holders thereof as shall be necessary to achieve the intended purposes of this Undertaking and shall enter into such amendments or additional undertakings as the ATSB (and its successors and assigns) may reasonably request.

         5.3 Entire Agreement. This Undertaking constitutes the entire agreement between the parties relative to the specific subject matter hereof. Any previous agreement among the parties relative to the specific subject matter hereof is superseded by this Undertaking.

         5.4 Successors. This Undertaking and the rights and obligations of the parties hereunder shall inure to the benefit of, and be binding upon the parties hereto and their respective successors, assigns and legal representatives.

         5.5 No Third Party Beneficiaries. None of the provisions of this Undertaking is intended to provide any rights or remedies to any person or entity other than the ATSB and its successors, assigns and legal representatives.

         5.6 Notices. All notices required or permitted hereunder shall be in writing and shall be deemed effectively given: (i) upon personal delivery to the party to be notified, (ii) when sent by confirmed electronic mail or facsimile if sent during normal business hours of the recipient; if not, then on the next business day, (iii) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (iv) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All communications shall be sent to the party to be notified at the address as set forth on the signature page hereof or at such other address as such party may designate by ten (10) days advance written notice to the other parties hereto.

         5.7 Severability. In the event one or more of the provisions of this Undertaking should, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provisions of this Undertaking, and this Undertaking shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein, and the parties hereto shall use their best efforts to find and employ an alternative means to achieve the same or substantially the same result as that contemplated by such term, provision, covenant or restriction, it being intended that all of the rights and privileges of the parties shall be enforceable to the fullest extent permitted by law.

         5.8 Counterparts. This Undertaking may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         5.9 Term. The provisions of this Undertaking shall continue in full force and effect until the earlier of (i) such time as the TPG Entities cease to own any shares of Class A Common, (ii) the expiration of the Warrant, and (iii) the exercise in full of the Warrant and the sale of all the Warrant Shares received upon exercise.

         The foregoing UNDERTAKING is hereby executed as of the date first above written.

TPG PARTNERS, L.P.

BY: TPG GENPAR, A DELAWARE LIMITED PARTNERSHIP,
      ITS GENERAL PARTNER

BY:  TPG ADVISORS, INC., A DELAWARE CORPORATION,
      ITS GENERAL PARTNER

By: /s/ Richard A. Ekleberry
    -------------------------------------------
Name:    Richard A. Ekleberry
Title:   Vice President
Address:  301 Commerce Street
          Suite 3300
          Fort Worth, Texas 76102


TPG PARALLEL I L.P.

BY: TPG GENPAR, A DELAWARE LIMITED PARTNERSHIP,
      ITS GENERAL PARTNER

BY:  TPG ADVISORS, INC., A DELAWARE CORPORATION,
      ITS GENERAL PARTNER

By: /s/ Richard A. Ekleberry
    -------------------------------------------
Name:     Richard A. Ekleberry
Title:    Vice President
Address:  301 Commerce Street
          Suite 3300
          Fort Worth, Texas 76102

AIR PARTNERS II, L.P.

BY: TPG GENPAR, A DELAWARE LIMITED PARTNERSHIP,
      ITS GENERAL PARTNER

BY:  TPG ADVISORS, INC., A DELAWARE CORPORATION,
      ITS GENERAL PARTNER

By: /s/ Richard A. Ekleberry
    -------------------------------------------
Name:    Richard A. Ekleberry
Title:   Vice President
Address: 301 Commerce Street
         Suite 3300
         Fort Worth, Texas 76102

AMERICA WEST HOLDINGS CORPORATION

By:  /s/ Bernard Han
    -------------------------------------------
Name:    Bernard Han
Title:   EVP & CFO
Address: 111 West Rio Salado Parkway
         Tempe, AZ  85281

ACKNOWLEDGED TO AND AGREED BY:

AIR TRANSPORTATION STABILIZATION BOARD

By:  /s/ Joseph P. Adams, Jr.
    -------------------------------------------
Name:    Joseph P. Adams, Jr.
Title:   Executive Director
Address: 1120 Vermont Avenue,
         Suite 970
         Washington, D.C.  20005

With a copy to:
           United States Department of the Treasury
           1500 Pennsylvania Avenue, N.W.
           Washington, D.C.  20220
           Attn:  Deputy Assistant Secretary (Government Financial Policy)